Exhibit 99.1

Curtiss-Wright Reports First Quarter 2017 Financial Results; Raises Full-Year EPS Guidance

CHARLOTTE, N.C.--(BUSINESS WIRE)--May 3, 2017--Curtiss-Wright Corporation (NYSE: CW) reported financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Highlights

  Diluted earnings per share (EPS) of $0.73, ahead of expectations; EPS included a discrete tax benefit of $0.09, as defined herein;
  Net sales of $524 million, up 4%, including 3% organic growth;
  Operating income of $51 million;
  Operating margin of 9.8%, including 110 basis point dilution from acquisitions;
  New orders of $644 million, up 2%, driving book-to-bill to 1.23;
  Backlog of $2.1 billion increased 7% from December 31, 2016; and
  Share repurchases of approximately $12 million.

Full-Year 2017 Business Outlook

  Maintaining operating margin guidance range of 14.6% to 14.7%;
  Increasing EPS guidance by $0.10 to new range of $4.40 to $4.50, primarily due to the adoption of ASU No. 2016-09 for share-based compensation; and
  Maintaining free cash flow guidance range of $260 million to $280 million.

“Our first quarter results were ahead of our expectations as solid 4% top-line growth drove a stronger EPS performance than anticipated,” said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. “While our overall profitability was negatively impacted by the first-year purchase accounting costs associated with our recent acquisition of Teletronics Technology Corporation (TTC), we achieved higher organic sales and operating income growth in each of our segments in the first quarter.”

“We are off to a solid start to 2017 and anticipate steady, sequential margin improvement over the remainder of the year. Our ongoing commitment to margin expansion is driving increased profitability and enabling us to continue mitigating several challenging end market conditions. Overall, we believe that our continued focus on delivering solid profitability and free cash flow, maintaining a balanced capital allocation and driving for top-quartile financial performance will continue to enhance shareholder value.”

First Quarter 2017 Operating Results from Continuing Operations

(In thousands)	1Q-2017	1Q-2016	Change
Sales	$523,591	$503,507	4%
Operating income	51,227	57,263	(11%)
Operating margin	9.8%	11.4%	(160 bps)

Sales

Sales of $524 million in the first quarter increased $20 million, or 4%, compared with the prior year, reflecting a $15 million, or 3%, increase in organic sales, and a $10 million, or 2%, contribution from acquisitions, partially offset by $5 million, or (1%), in unfavorable foreign currency translation. Higher organic sales primarily reflect improved industrial demand in the Commercial/Industrial segment and higher AP1000 revenue in the Power segment. Higher Defense segment sales principally reflect the contribution from our recent acquisition of TTC, completed in early 2017.

From an end market perspective, sales to the defense markets increased 5%, while sales to the commercial markets increased 3%, compared with the prior year. Please refer to the accompanying tables for a breakdown of sales by end market.

Operating Income

Operating income in the first quarter was $51 million, a decrease of $6 million, or 11%, compared with the prior year, primarily due to purchase accounting costs from the recent TTC acquisition in the Defense segment and higher non-segment expenses. These costs were partially offset by increased operating income in the Commercial/Industrial segment resulting from higher sales, as well as higher operating income on the AP1000 program in the Power segment.

Operating margin was 9.8%, a decrease of 160 basis points over the prior year, reflecting the dilution from recent acquisitions partially offset by the benefits of our ongoing margin improvement initiatives. Excluding 110 basis points in margin dilution from acquisitions, operating margin would only have been down 50 basis points to 10.9%, primarily due to higher non-segment expenses and changes in sales mix compared with the prior year.

Non-segment Expense

Non-segment expenses increased by $3 million compared with the prior year, principally due to higher foreign currency transactional losses.

Net Earnings

First quarter net earnings were nearly flat compared with the prior year, as lower operating income and higher interest expense were mainly offset by lower taxes. Our effective tax rate for the current quarter was 20.9%, a decrease from 31.0% in the prior year, principally driven by our adoption of Accounting Standards Update (ASU) 2016-09 Improvements to Employee Share-Based Payment Accounting, which resulted in a discrete tax benefit of $4.0 million. The adoption was on a prospective basis and therefore had no impact on prior years’ results. Excluding this discrete item, our effective tax rate for the current quarter would have been 30.5%.

Free Cash Flow

(In thousands)	1Q-2017	1Q-2016
Net cash provided by (used for) operating activities	$(24,941)	$70,260
Capital expenditures	(10,374)	(8,825)
Free cash flow	$(35,315)	$61,435

Free cash flow, defined as cash flow from operations less capital expenditures, was ($35 million) for the first quarter of 2017, a decrease of $97 million compared with the prior year. Net cash provided by (used for) operating activities decreased $95 million to ($25 million), primarily due to lower advanced payments on the AP1000 program and the unwinding of our interest rate swaps, which benefited prior year results. Capital expenditures increased by approximately $2 million to $10 million, related to the completion of the facility consolidation in the Commercial/Industrial segment.

New Orders and Backlog

New orders of $644 million in the first quarter increased 2% compared to the prior year, as higher orders within the Defense and Power segments were partially offset by lower orders within the Commercial/Industrial segment. Backlog of $2.1 billion increased 7% from December 31, 2016, due to gains in all three segments.

Other Items – Share Repurchase

During the first quarter, the Company repurchased 125,000 shares of its common stock for approximately $12 million.

Full-Year 2017 Guidance

The Company is updating its full-year 2017 financial guidance as follows:

	Prior Guidance	Current Guidance
Total sales	$2.17 - $2.21 billion	No change
Operating income	$316 - $325 million	No change
Operating margin	14.6% - 14.7%	No change
Interest expense	$40 - $41 million	No change
Diluted earnings per share	$4.30 - $4.40	$4.40 - $4.50
Diluted shares outstanding	44.9 million	No change
Free cash flow	$260 - $280 million	No change

Notes:

  Full-year 2017 guidance includes the acquisition of TTC, which adds $65 million in sales to the Defense segment, and is breakeven on operating income and earnings per share, including purchase accounting costs.
  Full-year 2017 guidance reflects the impact of a discrete tax benefit of $4.0 million from the adoption of ASU 2016-09 Improvements to Employee Share-Based Payment Accounting. This change resulted in a $0.10 increase to our prior EPS guidance.
  A more detailed breakdown of the Company’s 2017 guidance by segment and by market can be found in the accompanying schedules.

First Quarter 2017 Segment Performance

Commercial/Industrial

(In thousands)	1Q-2017	1Q-2016	Change
Sales	$278,822	$274,727	1%
Operating income	30,621	30,052	2%
Operating margin	11.0%	10.9%	10 bps

Sales for the first quarter were $279 million, an increase of $4 million, or 1%, over the prior year. Organic sales increased 3%, excluding $4 million in unfavorable foreign currency translation. In the general industrial market, we experienced improved demand for industrial vehicle and industrial automation products, partially offset by reduced sales of severe-service valves serving the energy markets. Elsewhere, we experienced declines in the commercial aerospace market, primarily due to reduced sales to Boeing on the 737 and 787 programs. In the naval defense market, we experienced lower revenues on the Virginia-class submarine program, based on the timing of production.

Operating income in the first quarter was $31 million, up 2% from the prior year, while operating margin improved 10 basis points to 11.0%. These improvements in operating income and margin reflect higher sales and improved profitability for industrial vehicle products driven by our ongoing margin improvement initiatives. This performance was partially offset by decreased profitability for industrial valves and surface treatment services, due to lower sales volumes. We also experienced lower profitability for sensors and controls products, due to unfavorable mix. Lastly, favorable foreign currency translation added approximately $1 million to current quarter operating income.

Defense

(In thousands)	1Q-2017	1Q-2016	Change
Sales	$114,662	$105,391	9%
Operating income	11,155	16,845	(34%)
Operating margin	9.7%	16.0%	(630 bps)

Sales for the first quarter were $115 million, an increase of $9 million, or 9%, from the prior year. These results primarily reflect a $10 million contribution from our recent acquisition of TTC, partially offset by $1 million in unfavorable foreign currency translation. In the aerospace defense market, we experienced higher sales of data acquisition and flight test equipment on various fighter jet programs, including the F-35 Joint Strike Fighter, as well as higher sales of embedded computing products, most notably on the Global Hawk program. Those gains were partially offset by reduced sales on several military helicopter programs. In the ground defense market, we experienced higher sales of our turret drive stabilization systems to international customers.

Operating income in the first quarter was $11 million, a decrease of $6 million, or 34%, compared with the prior year, while operating margin decreased 630 basis points to 9.7%. This performance was primarily driven by purchase accounting costs related to our recent acquisition of TTC. Excluding the effects of this acquisition, operating income increased 2%, while operating margin increased 20 basis points to 16.2% compared with the prior year, driven primarily by the benefits of our ongoing margin improvement initiatives.

Power

(In thousands)	1Q-2017	1Q-2016	Change
Sales	$130,107	$123,389	5%
Operating income	16,540	14,628	13%
Operating margin	12.7%	11.9%	80 bps

Sales for the first quarter were $130 million, an increase of $7 million, or 5%, from the prior year. These results primarily reflect higher AP1000 revenues within the power generation market, primarily on the 2015 China Direct contract, partially offset by lower aftermarket sales supporting currently operating nuclear reactors. In the naval defense market, higher revenues for development on the new Columbia class submarine program were partially offset by lower revenues on the CVN-79 aircraft carrier program as production is nearing completion, and the Virginia-class submarine program, based on the timing of production.

Operating income in the first quarter was $17 million, an increase of $2 million, or 13%, compared with the prior year, while operating margin increased 80 basis points to 12.7%. This performance was primarily driven by higher AP1000 revenues, as well as improved profitability in the aftermarket power generation business despite lower sales, reflecting the benefits of our ongoing margin improvement initiatives.

Conference Call & Webcast Information

The Company will host a conference call to discuss first quarter 2017 financial results at 9:00 a.m. EDT on Thursday, May 4, 2017. A live webcast of the call and the accompanying financial presentation, as well as a replay of the call, will be made available on the internet by visiting the Investor Relations section of the Company’s website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended
	March 31,		Change
	2017	2016	$	%
Product sales	$423,229	$402,918	$20,311	5%
Service sales	100,362	100,589	(227)	0%
Total net sales	523,591	503,507	20,084	4%

Cost of product sales	286,492	264,735	21,757	8%
Cost of service sales	66,324	66,869	(545)	(1%)
Total cost of sales	352,816	331,604	21,212	6%

Gross profit	170,775	171,903	(1,128)	(1%)

Research and development expenses	15,298	15,160	138	1%
Selling expenses	28,953	29,626	(673)	(2%)
General and administrative expenses	75,297	69,854	5,443	8%

Operating income	51,227	57,263	(6,036)	(11%)

Interest expense	10,377	9,933	444	4%
Other income, net	312	234	78	NM

Earnings before income taxes	41,162	47,564	(6,402)	(13%)
Provision for income taxes	(8,615)	(14,745)	6,130	42%
Net earnings	$32,547	$32,819	$(272)	(1%)

Net earnings per share
Basic earnings per share	$0.74	$0.74
Diluted earnings per share	$0.73	$0.73

Dividends per share	$0.13	$0.13

Weighted average shares outstanding:
Basic	44,246	44,578
Diluted	44,860	45,240

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	March 31,	December 31,	Change
	2017	2016	%
Assets
Current assets:
Cash and cash equivalents	$272,906	$553,848	(51%)
Receivables, net	476,506	463,062	3%
Inventories, net	395,183	366,974	8%
Other current assets	45,514	30,927	47%
Total current assets	1,190,109	1,414,811	(16%)
Property, plant, and equipment, net	389,250	388,903	0%
Goodwill	1,071,145	951,057	13%
Other intangible assets, net	352,876	271,461	30%
Other assets	14,493	11,549	25%
Total assets	$3,017,873	$3,037,781	(1%)

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$150,579	$150,668	0%
Accounts payable	146,232	177,911	(18%)
Accrued expenses	95,397	130,239	(27%)
Income taxes payable	20,834	18,274	14%
Deferred revenue	176,274	170,143	4%
Other current liabilities	35,501	28,027	27%
Total current liabilities	624,817	675,262	(7%)
Long-term debt, net	815,220	815,630	0%
Deferred tax liabilities, net	53,092	49,722	7%
Accrued pension and other postretirement benefit costs	103,967	107,151	(3%)
Long-term portion of environmental reserves	14,250	14,024	2%
Other liabilities	82,172	84,801	(3%)
Total liabilities	1,693,518	1,746,590	(3%)

Stockholders' equity
Common stock, $1 par value	$49,187	$49,187	0%
Additional paid in capital	120,099	129,483	(7%)
Retained earnings	1,780,570	1,754,907	1%
Accumulated other comprehensive loss	(278,581)	(291,756)	5%
Less: cost of treasury stock	(346,920)	(350,630)	1%
Total stockholders' equity	1,324,355	1,291,191	3%

Total liabilities and stockholders' equity	$3,017,873	$3,037,781	(1%)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s in thousands)

	Three Months Ended
	March 31,
			Change
	2017	2016	%
Sales:
Commercial/Industrial	$278,822	$274,727	1%
Defense	114,662	105,391	9%
Power	130,107	123,389	5%

Total sales	$523,591	$503,507	4%

Operating income (expense):
Commercial/Industrial	$30,621	$30,052	2%
Defense	11,155	16,845	(34%)
Power	16,540	14,628	13%

Total segments	$58,316	$61,525	(5%)
Corporate and other	(7,089)	(4,262)	(66%)

Total operating income	$51,227	$57,263	(11%)

Operating margins:
Commercial/Industrial	11.0%	10.9%
Defense	9.7%	16.0%
Power	12.7%	11.9%
Total Curtiss-Wright	9.8%	11.4%

Segment margins	11.1%	12.2%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s in thousands)

	Three Months Ended
	March 31,
			Change
	2017	2016	%
Defense markets:
Aerospace	$65,783	$61,548	7%
Ground	19,737	19,175	3%
Naval	90,970	92,951	(2%)
Other	7,041	1,255	NM
Total Defense	$183,531	$174,929	5%

Commercial markets:
Aerospace	$98,824	$102,187	(3%)
Power Generation	105,551	99,890	6%
General Industrial	135,685	126,501	7%
Total Commercial	$340,060	$328,578	3%

Total Curtiss-Wright	$523,591	$503,507	4%

NM- not meaningful

Use of Non-GAAP Financial Information (Unaudited)

The Corporation supplements its financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. Curtiss-Wright believes that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. Curtiss-Wright encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Organic Revenue and Organic Operating Income

The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company’s ongoing business performance. Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	March 31,
	2017 vs. 2016
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	3%	0%	0%	2%	5%	13%	3%	(1%)
Acquisitions	0%	0%	9%	(34%)	0%	0%	2%	(10%)
Foreign Currency	(2%)	2%	0%	(2%)	0%	0%	(1%)	0%
Total	1%	2%	9%	(34%)	5%	13%	4%	(11%)

Free Cash Flow and Free Cash Flow Conversion

The Corporation discloses free cash flow because it measures cash flow available for investing and financing activities. Free cash flow represents cash available to repay outstanding debt, invest in the business, acquire businesses, return capital to shareholders and make other strategic investments. Free cash flow is defined as cash flow provided by operating activities less capital expenditures. The Corporation discloses free cash flow conversion because it measures the proportion of net earnings converted into free cash flow and is defined as free cash flow divided by net earnings from continuing operations.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s in thousands)

	Three Months Ended
	March 31,
	2017	2016

Net cash provided by (used for) operating activities	$(24,941)	$70,260
Capital expenditures	(10,374)	(8,825)
Free cash flow	$(35,315)	$61,435

Free Cash Flow Conversion	(109%)	187%

CURTISS-WRIGHT CORPORATION
2017 Guidance (from Continuing Operations)
As of May 3, 2017
($'s in millions, except per share data)

	2016 Reported	2017 Guidance
		Low	High
Sales:
Commercial/Industrial	$1,119	$1,100	$1,120
Defense	467	540	550
Power	524	525	535
Total sales	$2,109	$2,165	$2,205

Operating income:
Commercial/Industrial	$157	$158	$163
Defense	98	103	106
Power	76	77	79
Total segments	331	337	347
Corporate and other	(23)	(21)	(23)
Total operating income	$308	$316	$325

Interest expense	$41	$40	$41
Earnings before income taxes	268	278	284
Provision for income taxes	(79)	(81)	(83)
Net earnings	$189	$197	$202

Reported diluted earnings per share	$4.20	$4.40	$4.50
Diluted shares outstanding	45.0	44.9	44.9
Effective tax rate	29.3%	29.1%	29.1%

Operating margins:
Commercial/Industrial	14.0%	14.3%	14.5%
Defense	21.1%	19.0%	19.2%
Power	14.6%	14.6%	14.7%
Total operating margin	14.6%	14.6%	14.7%

Notes:
Full year amounts may not add due to rounding

Full-year 2017 guidance includes the acquisition of TTC, which adds $65 million in sales to the Defense segment, and is breakeven on operating income and earnings per share, including purchase accounting costs.

Full-year 2017 guidance reflects the impact of a discrete tax benefit of $4.0 million from the adoption of Accounting Standards Update (ASU) 2016-09 regarding the accounting for share-based payments. This change resulted in a $0.10 increase to our prior EPS guidance.

CURTISS-WRIGHT CORPORATION
2017 Sales Growth Guidance by End Market (from Continuing Operations)
As of May 3, 2017

2017 % Change vs 2016

Defense Markets
Aerospace	23 - 25%
Ground	Flat
Navy	(1 - 3%)
Total Defense	7 to 9%
(Including Other Defense)

Commercial Markets
Commercial Aerospace	Flat
Power Generation	3 - 5%
General Industrial	(1 - 3%)
Total Commercial	0 to 2%

Total Curtiss-Wright Sales	3 to 5%

Note: Full year amounts may not add due to rounding

Full-year 2017 guidance includes the acquisition of TTC, which adds $65 million in sales, primarily to the aerospace defense market and to a lesser extent to the commercial aerospace market.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE: CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 8,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this press release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of the Company’s acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT:
Curtiss-Wright Corporation
Jim Ryan, 704-869-4621
Jim.Ryan@curtisswright.com